As filed with the Securities and Exchange Commission on March 13, 2019

Registration No. 333-218397

Registration No. 333-202673

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FILE NO. 333-218397

POST-EFFECTIVE AMENDMENT NO. 1

FILE NO. 333-202673

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COSTCO WHOLESALE CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1223280
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

999 Lake Drive

Issaquah, Washington 98027

(425) 313-8100

(Address of principal executive offices, including zip code)

2019 INCENTIVE PLAN OF COSTCO WHOLESALE CORPORATION

2002 INCENTIVE PLAN OF COSTCO WHOLESALE CORPORATION

(Full title of the plans)

John Sullivan

Costco Wholesale Corporation

999 Lake Drive

Issaquah, Washington 98027

(425) 313-8100

(Name, address and telephone number, including area code, of agent for service)

Copies to:

J. Sue Morgan

Andrew B. Moore

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, Washington 98101

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On January 24, 2019 (the “Effective Date”), the shareholders of Costco Wholesale Corporation (the “Registrant”) approved the Registrant’s 2019 Incentive Plan (the “2019 Plan”). The total number of shares of the Registrant’s common stock authorized for issuance under the 2019 Plan includes, in addition to 17,500,000 new shares (registered concurrently on a new registration statement on Form S-8): (i) the number of shares available for future awards under the 2002 Incentive Plan of Costco Wholesale Corporation and its predecessor plans (the “Prior Plans”) as of the Effective Date and (ii) the number of undelivered shares subject to outstanding awards under the Prior Plans that will become available for future awards as provided for under the 2019 Plan (the shares described in (i) and (ii), the “Prior Plans Shares”).

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 1 to Registration Statement No. 333-218397 and Post-Effective Amendment No. 1 to Registration Statement No. 333-202673 (together, the “Post Effective Amendments”) is hereby filed to cover the issuance of the Prior Plans Shares pursuant to the 2019 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a) the Registrant’s annual report on Form 10-K for the year ended September 2, 2018, filed on October 26, 2018, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) the Registrant’s quarterly reports on Form 10-Q for the quarterly periods ended November 25, 2018 and February 17, 2019, filed on December 20, 2018 and March 13, 2019, respectively, which contain unaudited interim financial statements;

(c) the Registrant’s current reports on Form 8-K filed on October 24, 2018, October 26, 2018, January 25, 2019, and January 30, 2019 (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

(d) the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed on December 30, 1985, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Washington law provides that directors of a corporation shall not be personally liable for reasonable expenses incurred in the wholly successful defense of a proceeding to which the director was a party because of being a director. Washington law provides further that directors may be indemnified against liability incurred in a proceeding to which they are a party because of being a director so long as:

•	the director acted in good faith;

•

the director reasonably believed, in the case of conduct in the director’s official capacity, that his or her conduct was in the corporation’s best interests or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation; and

•	in the case of a criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful.

Directors generally may not, however, be indemnified:

•	in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation;

•	in connection with any other proceeding in which the director was adjudged liable for receiving improper personal benefit;

•	for acts or omissions of the director that involve intentional misconduct or knowing violation of law; or

•	for unlawful distributions to shareholders.

The Registrant’s amended and restated articles of incorporation and the Registrant’s bylaws provide that the Registrant will indemnify its directors to the fullest extent permitted by law. The Registrant’s bylaws also permit it to secure insurance, at the Registrant’s expense, on behalf of any officer or director for any expense, liability or loss arising out of his or her actions in connection with their services to the Registrant, regardless of whether the Washington Business Corporation Act would permit indemnification of such expense, liability or loss.

The Registrant has entered into agreements to indemnify its directors and certain of its officers to the fullest extent allowed under Washington law. These agreements provide, among other things, that the Registrant will indemnify its directors and certain of its officers for losses, claims, damages, liabilities or expenses (including attorneys’ fees, judgments, fines, penalties, settlements, and other expenses incurred in connection with an indemnifiable proceeding) that the individual party became legally obligated to pay in connection with any claim made by reason of his or her conduct as director, officer, employee or agent of the Registrant, including any action taken while serving in such a capacity for another enterprise at the Registrant’s request. The Registrant has also obtained directors’ and officers’ liability insurance.

The indemnification provisions in the Registrant’s amended and restated articles of incorporation, bylaws and any indemnity agreements the Registrant may enter into with its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

5.1+	Opinion of Perkins Coie LLP.

23.1+	Consent of Perkins Coie LLP (included in its opinion filed as Exhibit 5.1).

23.2+	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

99.1*	Costco Wholesale Corporation 2019 Incentive Plan (incorporated by reference to the Appendix to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on December 17, 2018).

99.2*	Seventh Restated 2002 Incentive Plan of Costco Wholesale Corporation (incorporated by reference to the Appendix to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on December 19, 2014).

+	Filed herewith.
*	Incorporated by reference.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Issaquah, State of Washington, on March 13, 2019.

COSTCO WHOLESALE CORPORATION

By:	/s/ Richard A. Galanti
Name:	Richard A. Galanti
Title:	Executive Vice President, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities indicated below on March 13, 2019.

Signature	Title

* /s/ W. Craig Jelinek W. Craig Jelinek	President, Chief Executive Officer and Director (Principal Executive Officer)

* /s/ Hamilton E. James Hamilton E. James	Chairman of the Board of Directors

/s/ Richard A. Galanti Richard A. Galanti	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

*/s/ Daniel M. Hines Daniel M. Hines	Senior Vice President and Corporate Controller (Principal Accounting Officer)

* /s/ Susan L. Decker Susan L. Decker	Director

Kenneth D. Denman	Director

* /s/ John W. Meisenbach John W. Meisenbach	Director

* /s/ Charles T. Munger Charles T. Munger	Director

* /s/ Jeffrey S. Raikes Jeffrey S. Raikes	Director

John W. Stanton	Director

Mary (Maggie) A. Wilderrotter	Director

/s/ Richard A. Galanti Richard A. Galanti Attorney-in-Fact